Exhibit 16.1

WEISER

Weiser LLP/Certified Public Accountants

135 West 50th Street

New York, NY 10020-1299

Tel 212.812.7000

Fax 212.375.6888

www.weiserllp.com

April 9, 2009

Securities and Exchange Commission

Washington, D.C. 20549

Re:	GTJ REIT, Inc.
No. 001-1368757

Gentlemen:

We have read the Registrant’s response to Item 4.01 – Changes in Registrant’s Certifying Accountant, and we agree with the statement made in sentence one of the first paragraph regarding our firm and sentence two in Item 4.01. We have no basis to agree or disagree with respect to paragraph three of Item 4.01. We agree with the statements made in paragraphs two and four.

Sincerely,

/s/ Weiser LLP

--------------------------------

Weiser LLP